EXHIBIT 23.3

CONSENT OF VINCENT CARDIN-TREMBLAY

In connection with Nomad Royalty Company Ltd’s registration statement on Form F-3, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein, to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), I, Vincent Cardin-Tremblay, P.Geo,  Vice President, Geology of Nomad Royalty Company Ltd., hereby consent to the use and references to my name, and the inclusion and incorporation by reference in the Registration Statement of the information approved by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the Registration Statement.

Dated: November 9, 2021

/s/ Vincent Cardin-Tremblay

Vincent Cardin-Tremblay, P.Geo